Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR APPOINTS FORMER PRESIDENT OF ESPN GEORGE BODENHEIMER
TO ITS BOARD OF DIRECTORS
Baltimore, MD (August 5, 2014) - Under Armour, Inc. (NYSE: UA) today announced that George W. Bodenheimer, former President of ESPN, Inc., a multimedia, multinational sports entertainment company, has joined the Company’s board of directors.
Mr. Bodenheimer is an ESPN and cable industry pioneer, having served as the company’s longest-tenured President from 1998 to 2012, during which time he led an unprecedented period of global growth. Affiliated with ESPN since 1981, Mr. Bodenheimer served in a number of key executive roles throughout his career, including as Co-Chairman of Disney Media Networks, President of ABC Sports, President of ESPN and in a variety of senior sales and marketing positions prior to his appointment as President. He most recently served as Executive Chairman of ESPN, before retiring from the company in May 2014.
“We are excited to have George Bodenheimer joining our Board,” said Kevin Plank, Under Armour’s Chairman and CEO. “His pioneering vision and his experience building and leading a global sports media brand will bring important perspective and expertise to our company as we continue to expand the UA brand globally.”
About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. Under Armour’s wholly owned subsidiary, MapMyFitness, powers one of the world’s largest Connected Fitness communities. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.